UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported)   June 23, 2004

SELAS CORPORATION OF AMERICA
(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (651) 636-9770

Not Applicable
(Former name or former address, if changed since last report)

Item 2.   Acquisition or Disposition of Assets

On June 23, 2004, Selas Corporation of America (“Selas”) completed the sale of its property in Dresher, PA, to BT Limekiln LP; a Pennsylvania limited partnership, for approximately $3.5 million in cash, net of expenses. The property is the headquarters for the Company’s discontinued Heat Technology business. In connection with the sale, the Company leased back the property for a term of 9 months at a rental of $20,000 per month. Proceeds of the sale will be used to reduce outstanding debt. Selas expects to recognize a net gain, after tax, of approximately $3 million, or $.58 per share, as a result of the sale. A copy of the press release is attached as Exhibit 99.1.

Item 7.   Financial Statements and Exhibits

(c)	Exhibits

2.1	Agreement of Sale between Selas Corporation of America and BET Investments, Inc. dated December 31, 2002, as amended.

99.1	Press Release dated June 24, 2004

99.2	Lease agreement between Selas Corporation of America and BT Limekiln, LP, a Pennsylvania limited partnership dated June 21, 2004

Item 9.   Regulation FD Disclosure

On June 24, 2004, Selas announced the sale of its property located in Dresher, PA and that it expects a sluggish second quarter in the press release attached as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Selas Corporation of America
By:	/s/ Robert F. Gallagher

Robert F. Gallagher Chief Financial Officer

Date: June 28, 2004